Exhibit 10.1

OLLIE’S BARGAIN OUTLET, INC.
6295 Allentown Boulevard — Suite A
Harrisburg, Pennsylvania 17112

May 20, 2024

Chris Zender
[***]
[***]

Dear Chris:

This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with Ollie’s Bargain Outlet, Inc. (the “Company”), an indirect, wholly owned subsidiary of Ollie’s Bargain Outlet Holdings, Inc. (“OBO Holdings”).

WHEREAS the Company desires to employ you and you desire to be employed by the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants contained herein, the Company and you agree as follows:

1.          Effective Date; Term.  Your employment hereunder shall commence on June 17, 2024, (the “Effective Date”) and continue until terminated in accordance with Sections 6 and 7 of this Agreement.  The period of your employment with the Company is referred to herein as the “Term of Employment.”

2.          Duties.  During your Term of Employment, you will be the Executive Vice President and Chief Operating Officer.  In this capacity, you will perform all of the duties assigned to this executive management position, and you will report to the Chief Executive Officer or his designee.  You will perform and discharge your duties and responsibilities professionally, faithfully, diligently, and to the best of your ability.  You will devote substantially all of your time and efforts to the business and affairs of the Company Group (defined in Section 7b, below); provided, however, that the foregoing does not restrict your engaging in reasonable civic, charitable, or personal investment activities which do not materially affect your availability to the Company Group, and your time and efforts to the business and affairs of any member of the Company Group.

3.          Base Salary.  As compensation for all services provided by you during your Term of Employment, and subject to your performance in accordance with the terms of this Agreement, the Company shall pay you a base salary at the annual rate of $475,000 (the annual rate being defined herein as the “Base Salary”).  All payments of Base Salary will be made in accordance with the Company’s regular payroll practices.  The amount of Base Salary may be reevaluated periodically by the Company, or, the Board of Directors of OBO Holdings (the “Board”), with the input of the Chief Executive Officer and/or his designee; provided, that the Base Salary may not be reduced to an amount below $475,000.  Your Base Salary for 2024 will be pro-rated for the actual number of days you are employed in the calendar year 2024.

4.          Performance Bonus.  In addition to your Base Salary, you are eligible for an annual performance bonus (the “Bonus”) each fiscal year during the Term of Employment.  As indicated in the following table, with respect to each fiscal year during your Term of Employment, if Company EBITDA (as defined below) for such fiscal year: (a) equals the Target EBITDA (as defined below) for such fiscal year, your Bonus for such fiscal year shall be equal to 50% of your Base Salary; (b) is equal to or less than the Minimum EBITDA Threshold (as defined below) for such fiscal year, your Bonus for such fiscal year shall be $0; (c) is equal to or greater than the Maximum EBITDA Threshold (as defined below) for such fiscal year, your Bonus for such fiscal year shall be 100% of your Base Salary; or (d) is greater than Target EBITDA but less than the Maximum EBITDA Threshold for such fiscal year, or is less than Target EBITDA but greater than the Minimum EBITDA Threshold for such fiscal year, your Bonus for such fiscal year shall be determined by interpolating on a straight line basis between the Bonus amounts set forth in the following table and the corresponding level of Company EBITDA.

Company EBITDA for fiscal year:	Bonus Amount

Equal to or greater than Maximum EBITDA Threshold	100% of Base Salary

Equal to Target EBITDA	50% of Base Salary

Equal to or less than Minimum EBITDA Threshold	$0

As with your Base Salary, your fiscal year 2024 Bonus, if any, will be pro-rated for the actual number of days you are employed during the Company’s fiscal year 2024 which began on February 3, 2024, and ends on February 1, 2025.

You must be employed on the last day of the fiscal year, and on the day bonus payments are paid in order to be eligible for and earn the Bonus for each fiscal year.  The Bonus for each fiscal year will be paid to you at about the same time and in the same manner that other senior executives of the Company are paid their bonus payments, but in no event later than April 15 of the calendar year following the fiscal year in which the Bonus is earned.

For purposes of this Agreement:

“Company EBITDA” shall mean, with respect to a fiscal year of OBO Holdings, the sum of (without duplication): (a) Consolidated Net Income for such fiscal year; and (b) to the extent Consolidated Net Income has been reduced thereby; (i) all income taxes of the Company Group recorded as a tax provision in accordance with GAAP for such period (other than income taxes attributable to items (a), (b), and (f) included in the definition of Consolidated Net Income), (ii) Consolidated Interest Expense, and (iii) Consolidated Non-Cash Charges, all as determined on a consolidated basis for the Company Group in accordance with GAAP, and (iv) any non-cash equity compensation expense and store closing costs.  The components of Company EBITDA will be determined based upon the Company’s audited financial statements in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to a fiscal year of OBO Holdings, the sum of (without duplication): (a) the aggregate of the interest expense of the Company Group for such fiscal year determined on a consolidated basis in accordance with GAAP; and (b) the interest component of capitalized lease obligations accrued by the Company Group during such period as determined on a consolidated basis in accordance with GAAP; less (c) the amount of any interest income received by the Company Group during such fiscal period; and (d) deferred financing costs and bank administration fees.

“Consolidated Net Income” shall mean, with respect to a fiscal year of OBO Holdings, the aggregate net income (or loss) of the Company Group for such fiscal year on a consolidated basis, determined in accordance with GAAP, which shall reflect the full charge resulting from the payment by the Company Group of any base salary, bonus compensation (including without limitation the Bonus) or other payment to any person pursuant to any employment agreement with any member of the Company Group; provided, that there shall be excluded from the calculation thereof: (a) after-tax gains and losses from asset sales or abandonments or reserves relating thereto; (b) after-tax items classified as extraordinary gains or losses; (c) the net income (or loss) of any subsidiary of OBO Holdings to the extent that the declaration of dividends or similar distributions by that subsidiary is restricted by a contract, operation of law or otherwise; (d) the net income (or loss) of any other person or entity, other than a subsidiary of OBO Holdings, except to the extent of cash dividends or distributions paid to the Company Group by such other person or entity; (e) in the case of a successor to any member of the Company Group by consolidation or merger or as a transferee of the assets of such member of the Company Group, any net income (or loss) of the successor corporation prior to such consolidation, merger or consolidation of assets; and (f) the after-tax impact of nonrecurring items of income and expense that are included in the determination of net income including, but not limited to: (i) executive officer severance payments, (ii) discontinued operations, (iii) insurance losses and recoveries, (iv) write-up/write-down of assets related to acquisitions, (v) cumulative effects of accounting changes and (vi) securities registration expenses.

“Consolidated Non-Cash Charges” shall mean, with respect to a fiscal year of OBO Holdings, the aggregate depreciation and amortization of the Company Group reducing Consolidated Net Income of the Company for such fiscal year.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Maximum EBITDA Threshold”, “Minimum EBITDA Threshold” and “Target EBITDA” shall mean, for any fiscal year of OBO Holdings, such amounts as shall be determined by the Compensation Committee of the Board, or, if no such committee exists, the Board; provided, that the Maximum EBITDA Threshold shall in no event be more than 15% higher than the Target EBITDA and the Minimum EBITDA Threshold shall in no event be more than 15% lower than the Target EBITDA; provided, further, that after setting the Maximum EBITDA Threshold, Minimum EBITDA Threshold, and Target EBITDA for any fiscal year, in its sole discretion, the Compensation Committee of the Board, or, if no such committee exists, the Board may subsequently adjust such amounts in the event of any acquisition, disposition, or other material transaction or event with respect to the Company Group with a view to maintaining the incentive nature of the Bonus.

5.          RSUs/Stock Options; Benefits.

(a)          On or about July 29, 2024, you shall receive a Long-Term Incentive Award with a grant value of $600,000 which will be comprised 50% of Restricted Stock Units (“RSUs”) and 50% of Non-Qualified Stock Options (“Options”).  You must be employed with the Company on the day of this grant in order to be eligible for it.  The RSUs and Options shall be issued pursuant to and are subject to the terms and conditions of the OBO Holdings 2015 Equity Incentive Plan, as well as any successor plans, and the terms and conditions of the  related RSU Award Agreements and the Nonqualified Stock Option Award Agreements.  These agreements include restrictive covenant agreements to which you will be bound.

(b)          You are eligible to receive five weeks, or twenty-five (25) days, of Paid Time Off (“PTO”) per year, pro-rated for partial years.  You also will be eligible to receive two (2) personal days in each year you are employed by the Company.  You will not be entitled to any cash, severance payment, or other compensation for PTO of personal days not taken, and unused PTO may be carried over, up to a maximum of five (5) days to succeeding years.

(c)          You will be eligible to participate in all benefit and welfare plans made generally available to senior management executives of the Company (including health, dental, vision, short- and long-term disability, life, and AD&D, and business travel accident insurance plans), in effect from time to time, all subject to plan terms and generally applicable Company policies.  From the Effective Date through your Termination Date (as defined in Section 7), you will also be entitled to an annual automobile allowance (“Auto Allowance”) in the amount of $12,000.  The Auto Allowance shall be pro-rated for the number of days you are employed in the calendar year 2024.

(d)          You will be entitled to receive prompt reimbursement of all reasonable expenses incurred by you in performing services hereunder, including all reasonable expenses of travel while on business or at the request of and in the service of the Company Group; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures reasonably established by the Company.

6.          (a)          Ollie’s has agreed to provide you with a $100,000 lump sum relocation assistance payment (“Relocation Allowance”), less all applicable withholding taxes, within fourteen (14) days of the closing on a residence in the greater Harrisburg, Pennsylvania area (“Harrisburg”).  The Company and you agree that you will complete the purchase of your home and relocate to Harrisburg no later than six (6) months from the Effective Date of this Agreement.  If you do not complete the purchase of your Harrisburg residence and relocate to it within 6 months of the Effective Date of this Agreement, thereafter the Company in its sole discretion can elect to terminate your employment at any time because of your failure to relocate to Harrisburg.  In the event the Company elects to terminate your employment as provided for herein because you have not relocated, the Company and you agree that this termination is for Cause (as defined in Section 7(b) of this Agreement), and the Company will, in lieu of any and all other payments or benefits described herein or otherwise (including without limitation any severance or salary continuation), pay your Base Salary earned but not paid through the date of termination as well as all documented and unreimbursed expenses.  You hereby acknowledge and agree that, other than the payment described in this Section 6(a), upon the Termination Date you shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

(b)         You also will be reimbursed up to $2,500 per month for temporary housing (“Temporary Housing Benefit”).  The Temporary Housing Benefit shall continue for a maximum period of 6 months from the Effective Date.  All of your reimbursable expenses shall be accounted for by you and be subject to the reasonable review and approval of the Company prior to payment.

(c)          The Relocation Allowance and the Temporary Housing Benefit shall be referred to collectively herein as the “Relocation Expenses.”  If your employment ends for any reason, the Relocation Expenses shall be repaid to the Company according to the following schedule: (a) 100% if employment is ended at or within 365 days from the date of payment or reimbursement, and (b) 50% if employment is ended between 366 and 730 days of the payment or reimbursement.  For the avoidance of any doubt, in the event of a termination that triggers the repayment obligations of this paragraph, the Relocation Expenses shall be repaid to the Company in cash (USD), and not by transfer of title or lien on any property.

7.          Termination of Employment; Severance Payments.  You or the Company may terminate your employment at any time and for any reason by giving written notice to the other in accordance with the terms of this Agreement; provided, that (i) the Company shall provide you with at least thirty (30) days’ prior written notice in the case of termination of your employment without Cause (as defined below), excluding a termination due to death or Disability (as defined below) and (ii) you shall provide the Company with at least thirty (30) days’ prior written notice in the case of your termination of employment without Good Reason (as defined below).  During the period following any notice of termination of employment through the Termination Date, the Company reserves the right to require you to not be in the Company’s offices and/or not to undertake all, some, or any of your duties or responsibilities, in each case, without such action(s) constituting Good Reason.  During any such period, you remain a service provider to the Company Group with all duties of fidelity and confidentiality and subject to all terms and conditions of your employment and you shall not be employed or engaged in any other business.  The parties’ rights and duties in the event of a termination of employment are as set forth below.

 (a)          If (x) the Company terminates your employment without Cause (but excluding any termination due to your death or Disability), or (y) you terminate your employment for Good Reason, the Company will, in lieu of any other payments or benefits hereunder or otherwise, (i) continue to pay your Base Salary for a period of twelve (12) months after the Termination Date (the “Severance Period”), and (ii) continue to provide life insurance benefits to the extent permitted under such plans until the earlier of (x) the end of the Severance Period and (y) the date you have commenced new employment; provided, that you make such affirmative and timely COBRA or other elections as are required for such benefits to continue; provided, further, that any such insurance continuation shall be treated as taxable compensation to you to the extent necessary to avoid adverse tax consequences to the Company or you.  Any obligation of the Company to you pursuant to this paragraph is expressly conditioned upon your signing a release of claims in the form attached hereto as Exhibit A (as may be updated and revised by the Company from time to time and in its sole discretion to comply with applicable law or to otherwise achieve its intent, the “Release”) within twenty-one (21) days following the Termination Date and upon you not revoking the Release within seven (7) days thereafter (such 28-day period, the “Release Effective Date”), and is further conditioned upon your continuing compliance with the provisions of Sections 8 and 9 of this Agreement.  The cash severance set forth in Section 7(a)(i) will be made in the form of salary continuation, and will begin at the Company’s next regular payroll period following the Release Effective Date, but shall be retroactive to the Termination Date; provided, that if the date on which such salary continuation may commence can occur in your immediately subsequent tax year assuming the Release Effective Date occurs, then payment shall commence in the immediately subsequent taxable year  in accordance with the terms of this Section 7(a).  Notwithstanding anything to the contrary herein, in the event of a breach of Section 8 or Section 9 of this Agreement, you shall have no right to receive, or continue to receive, any amounts under this Section, and the Company shall retain any and all rights to pursue all other available remedies (whether at law or equity) for any such breach.

(b)          If (x) the Company terminates your employment for Cause, (y) you terminate your employment without Good Reason, or (z) your employment terminates by reason of your death or Disability, the Company will, in lieu of any other payments or benefits hereunder or otherwise (including without limitation any severance payments), pay you any Base Salary earned but not paid through the Termination Date.

You hereby acknowledge and agree that, other than the payments described in this Section 7, upon the Termination Date you shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

For purposes of this Agreement:

“Cause” shall mean (i) a material breach by you of any agreement between you on the one hand and any one or more members of the Company Group on the other hand (including, without limitation, agreements which may have other parties) or any written lawful policy of any member of the Company Group, including, without limitation, any breach by you of any restrictive covenants by which you are bound (including, without limitation, Sections 7 and 8 hereof), or the failure or refusal by you to substantially perform the duties required of you as an employee of the Company; (ii) misappropriation or theft of the funds or property of any member of the Company Group; (iii) your conviction of, or plea of guilty or nolo contendere, to any fraud, misappropriation, embezzlement, or similar act, felony, or other crime involving dishonesty or moral turpitude; (iv) your commission of any act involving willful misconduct or gross negligence or your failure to act involving material nonfeasance, (v) your engaging in any act of dishonesty (including any violation of federal securities laws), violence, or threat of violence which is or could reasonably be expected to be injurious to the financial condition,  business reputation, or condition of any member of the Company Group; (vi) a finding by the Board that you breached any of your fiduciary duties to any member of the Company Group or any of their respective stockholders; (vii) your habitual drunkenness or substance abuse which materially interferes with your ability to discharge your duties, responsibilities, and obligations to any member of the Company Group; or (viii) your failure to relocate to Harrisburg as provided for in Section 6 of this Agreement.

“Company Group” shall mean OBO Holdings, and all of its affiliated entities.

“Disability” shall mean any illness, injury, accident, or condition of either a physical or psychological nature which, despite reasonable accommodations, results in your being unable to perform substantially all of the duties of your employment with the Company Group for a period of ninety (90) consecutive days, or one hundred eighty (180) total days during any period of three hundred sixty-five (365) consecutive days.

“Good Reason” shall mean, without your consent, (i) the Company’s material violation of its obligations under this Agreement; (ii) a material reduction in your authority, compensation, perquisites, position, or responsibilities, other than any reduction in compensation or perquisites which affects all of the Company’s senior executives on a substantially equal or proportionate basis; or (iii) a relocation of the Company’s primary business location by more than 25 miles.  In order to invoke a termination for “Good Reason,” you shall provide written notice to the Board of the existence of one or more of the conditions constituting “Good Reason” within thirty (30) days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting “Good Reason,” and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may cure the condition if such condition is subject to cure.  In the event that the Company fails to remedy the condition constituting “Good Reason” during the applicable Cure Period, your resignation for Good Reason must occur, if at all, within thirty (30) days following the expiration of the Cure Period.

“Termination Date” shall mean the date your employment with the Company terminates, regardless of the reason.  Upon termination of your employment by either you or the Company as provided herein, all rights, duties and obligations of you and the Company to each other pursuant to this Agreement shall cease, except as otherwise expressly provided for in this Agreement (including, without limitation, Sections 4, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16, and 17).

8.          Confidentiality; Proprietary Rights.  Without the written consent of the Board, you will not during or after the Term of Employment: (a) disclose to any person or entity (other than any disclosure during the Term of Employment to a person or entity to which such disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties as an executive officer of any member of the Company Group), any confidential, proprietary or trade secret information obtained by you while in the employ of any member of the Company Group; or (b) use any such information to the detriment of any member of the Company Group; provided, however, that the restrictions in subparagraph (a) of this sentence shall not apply to information that is generally known to the public other than as a result of unauthorized disclosure by you.

All inventions, developments, methods, processes and ideas conceived, developed, or reduced to practice by you during your employment, and for twelve (12) months thereafter, which are directly or indirectly useful in, or relate to, the business of or products or services provided by or sold by any member of the Company Group shall be promptly and fully disclosed by you to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and are the exclusive property of the Company (or another member of the Company Group specified by the Company).  You will, upon the Company’s request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such invention, development, method, or idea (and to direct issuance to the Company (or another member of the Company Group specified by the Company) of all patents or copyrights with respect thereto).

9.          Restricted Activities.  You acknowledge that during your employment with the Company you have access to confidential, proprietary, and trade secret information which, if disclosed, would assist in competition against the Company Group, and that you will also generate goodwill for the Company Group during and in the course of your employment.  Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, confidential information and other legitimate interests of the Company Group:

(a)          During the Non-Competition Period (as defined below), neither you nor any of your affiliates will compete, or undertake any planning to compete, in any way (whether directly or indirectly as an officer, director, employee, owner, investor, joint venturer, independent contractor, or otherwise) with the Company Group.  Specifically, but without limiting the foregoing, you will not work or provide services, in any capacity, whether as an employee, independent contractor, or otherwise, whether with or without compensation, to any person or entity who is engaged in any business that is competitive with the business of the Company Group, as conducted or in planning (i.e., the Company Group has taken material steps in implementing such plan) during your employment with the Company.  A competitive business shall, without express or implied limitation, include any person or entity in the business of the retail sale, direct marketing, or wholesale of discount, off-price, or closeout merchandise in any state where the Company Group does business or in any state contiguous to a state in which the Company Group does business.  The Company and you agree that the Company’s competitive businesses include, but are not limited to, (i) Big Lots, Inc.; (ii) Variety Wholesalers, Inc./Roses Discount Stores; (iii) Ocean State Job Lot; (iv) Bargain Hunt/Essex Bargain Hunt; (v) Gabriel Brothers, Inc./Gabe’s; (vi) Channel Control Merchants, LLC; (vii) Dirt Cheap, LLC; (viii) The TJX Companies, Inc., (including HomeGoods and Homesense); (ix) Ross Stores, Inc.; (x) Burlington Stores, Inc.; (xi) Dollar Tree, Inc.; and (xii) Dollar General Corporation.  You understand and agree that ownership of less than 5% of the outstanding stock of any publicly traded corporation will not in and of itself be deemed to result in any competition with the Company Group.  For purposes of this Agreement, “Non-Competition Period” shall mean the period during the Term of Employment and for one (1) year thereafter.

(b)          During the Non-Competition Period, neither you nor any of your affiliates will recruit, offer employment to, employ, engage as a consultant, or independent contractor, lure or entice away any person or entity who (i) is on or at any time after the date hereof, an employee of any member of the Company Group or providing services to any member of the Company Group as a consultant or independent contractor, or otherwise persuade any such person or entity to reduce or otherwise change the extent of such person’s or entity’s relationship with any member of the Company Group; or (ii) was an employee of any member of the Company Group or providing services to any member of the Company Group as a consultant or independent contractor, in each case, at any time within twenty-four (24) months following the date of cessation of employment or services of such person or entity with the Company Group, or otherwise persuade any such person or entity during such twenty-four (24) month period to reduce or otherwise change the extent of such person’s or entity’s relationship with any member of the Company Group.

(c)          During the Non-Competition Period,  you shall not make any negative, disparaging, detrimental, or derogatory remarks, or statements (written, oral, telephonic, electronic, or by any other method) about the Company Group or any of its affiliates, owners, partners, managers, directors, officers, employees, or agents, including, without limitation, any remarks or statements that would adversely affect in any manner (i) the conduct of the Company Group’s business taken as a whole; or (ii) the business reputation or relationships of the Company Group and/or any of its past or present officers, directors, agents, employees, attorneys, successors, and assigns.  Notwithstanding the foregoing, nothing in this Section 7(c) shall prevent you from making any truthful statement to the extent, but only to the extent required by law, legal process, or by any court, arbitrator, mediator, or administrative or legislative body (including any committee thereof) with apparent jurisdiction over you.

In signing this Agreement, you give the Company assurance and agree that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you by Section 8 and this Section 9.  You agree that these restraints are reasonable and necessary for the reasonable and proper protection of the Company Group and its affiliates, and are reasonable in respect to subject matter, length of time, and geographic area.  You further agree that, were you to breach any of the covenants contained in Section 8 or this Section 9, the damage to the Company Group and its affiliates would be irreparable.  You therefore agree that the Company, in addition to any other remedies available to it (including without limitation the remedies as provided in Section 7), shall be entitled without posting bond to immediate, preliminary, and permanent injunctive relief against any breach or threatened breach by you of any of the covenants.  You further agree that, in the event that any provision of Section 8 or this Section 9 is determined to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  It is also agreed that each of the Company’s affiliates shall have the right to enforce all of your obligations under this Agreement, including without limitation pursuant to this Section 9.

10.         409A Compliance.

(a)          The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will any member of the Company Group, or any of their respective affiliates or any directors, officers, agents, attorneys, employees, executives, shareholders, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors, or assigns of such member of the Company Group, or such affiliate be liable for any additional tax, interest, or penalties that may be imposed on you under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If you are deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)          For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

11.        Miscellaneous.  The headings in this Agreement are for convenience only and shall not affect the meaning hereof.  This Agreement constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements, term sheets and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto.  If any provision in this Agreement should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

12.        Acceptance and Agreement.  In accepting and agreeing to this Agreement, you represent that you have not relied on any other agreement or representation, oral or written, express or implied, that is not set forth expressly in this Agreement.

13.        Withholding.  The Company shall withhold from any amounts payable under this Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

14.        Notices.  Any, demand, consent or approval permitted or required to be given under this Agreement shall be deemed duly made or given if it is in written form and delivered personally, by facsimile (with receipt confirmed), by prepaid, commercially recognized overnight carrier (with receipt confirmed), or by certified or registered mail, return receipt requested.  Any party may change the address to which any notice, demand, consent or approval shall be sent by a notice in writing to the other party in accordance with the provisions hereof.  All notices shall be addressed as follow:

If to you, to your last address on file in the records of the Company.

If to the Company:

Ollie’s Bargain Outlet, Inc.
6295 Allentown Boulevard, Suite A
Harrisburg, PA 17112
Attention: General Counsel

With a copy to:

Ollie’s Bargain Outlet, Inc.
6295 Allentown Boulevard, Suite A
Harrisburg, PA 17112
Attention: Chief Executive Officer

15.        Counterparts.          This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original and such counterparts will, when executed by the parties hereto, together constitute but one agreement.  Facsimile and electronic signatures shall be deemed to be the equivalent of manually signed originals.

16.        Successors and Assigns.  The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and its assigns, including any successor in interest to the Company who acquires all or substantially all of the Company’s stock or assets.  Neither this Agreement nor any of your rights, duties or obligations shall be assignable by you.  All your rights under this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

17.        No Waiver; Amendment.  No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

Very truly yours,

OLLIE’S BARGAIN OUTLET, INC.

By:	/s/ James J. Comitale

Name:	James J. Comitale

Title:	SVP, General Counsel & Secretary

Accepted and Agreed To:

/s/ Christopher Zender
Name: Christopher Zender

Exhibit 10.1

Exhibit “A”

FORM OF RELEASE OF CLAIMS AND GENERAL RELEASE

THIS AGREEMENT is entered into by and between Ollie’s Bargain Outlet, Inc.

(“the Company”) and Christopher Zender (“Employee”);

WHEREAS, Employee is employed by the Company;

WHEREAS, Employee and the Company (“Parties”) have agreed to end their employment relationship on mutually agreeable terms, as set forth in this Agreement.

NOW. THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties agree as follows:

1.          Termination of Employment.  Employee and Company agree to terminate their employment relationship, effective __________, __, ____, (the “Termination Date”).

2.          Severance Pay, Options, Benefits, and Unemployment Compensation.

(a)          Employee acknowledges the receipt from the Company of all compensation earned and accrued through the date hereof.  Except as expressly set forth in this Agreement, Employee acknowledges and confirms that he will not be entitled to any other pay, employee benefits, vacation pay, bonus payments, additional severance pay, or any other payments whatsoever from the Company following the Termination Date.

(b)          For and in consideration of the amounts to be provided to me in connection with the termination of my employment, as set forth in the employment agreement between Ollie’s Bargain Outlet, Inc., (the “Company”) and me with an effective date of June 17, 2024, which are conditioned upon my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, I, on my own behalf and on behalf of my heirs, executors, beneficiaries and personal representatives, and all others connected with me, hereby release and forever discharge the Company, its parents, subsidiaries, and other affiliates and all of their respective past and present officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims, of any nature or type, known or unknown, as provided for in Section 3 of this Agreement, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims.

1

(c)          Employee's medical, dental, and vision coverage will be terminated as of the Termination Date.  After coverage is terminated, Employee is eligible to elect continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), with information regarding COBRA continuation rights provided by Employer in a separate correspondence.

(d)          Employee's disability insurance coverage will be terminated as of the Termination Date.  To the extent that any Company employee is entitled to convert disability insurance coverage to individual coverage upon termination, Employee will have the right to so convert.

(e)          For the avoidance of doubt, Employee acknowledges and understands that as of the Termination Date: (i) Employee’s employment is terminated; (ii) Employee is no longer entitled to participate in any such benefit plans; and that (iii) the Severance Payment does not create any entitlement or other justification for any such continued participation.  The severance pay is a material component of the Company’s consideration herein.

3.           General Release and Waiver of Claims.  Employee, for Employee and for Employee's attorneys, heirs, executors, administrators, personal representatives, successors, and assigns, for and in consideration of the promises made herein, does hereby irrevocably and knowingly, voluntarily, and unconditionally waive and release fully and forever from liability for, any waivable claim, cause of action, loss, expense, or damage, of any and every nature whatsoever against the Company and its past and present parents and subsidiaries, its related or affiliated companies, their predecessors, successors, and assigns past and present, and all owners, officers, directors, agents, insurers, attorneys, managers, employees, or trustees of any or all of the aforesaid entities, regardless of the capacity in which any of these individuals may have acted (hereinafter collectively referred to as “Released Entities”), of whatever nature, kind and description in law, equity or otherwise, whether known or unknown, suspected or unsuspected arising from any occurrence or occurrences, which may have arisen at any time whatsoever up through and including the Termination Date, including without limitation any waivable claims arising or in any way resulting from or relating to Employee's employment with the Company or the termination thereof.  It is expressly understood by the Parties that this General Release and Waiver of Claims does not serve to waive any claims that, pursuant to state or federal law, cannot be waived or subject to a release of this kind, such as whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act or claims for unemployment or workers' compensation benefits.

2

Without limitation of the foregoing, Employee specifically waives any waivable claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law, all as amended, and any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, wage payment, or fair employment practices, and any claim under any common law theory, including but not limited to breach of contract (express or implied), intentional infliction of emotional distress, wrongful discharge or other tort.

Employee represents and warrants that he has not, prior to signing this Agreement, filed any claim, charge, or complaint with any court or government agency in any way relating to his employment with the Company, nor has he filed any claim, charge, or complaint whatsoever against any of the Released Entities identified above.

Nothing in this Agreement is intended to limit Employee's right or ability to: (i) seek a judicial determination of the validity of the Agreement's waiver of his claims under the Age Discrimination in Employment Act; (ii) file a charge or claim of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agencies; (iii) cooperate fully with the EEOC or comparable state or local agencies; (iv) testify in any cause of action when required to do so by law; or (v) report violations of any law administered by the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”), receive any financial awards from the SEC or OSHA for reporting possible violations of federal law or regulation, or make other disclosures protected under the whistleblower provisions of state or federal law or regulation.  However, Employee understands and agrees that the release set forth above will completely bar him from receipt of any recovery or relief obtained on his behalf, whether monetary or otherwise, by any person or entity with respect to any of the claims he has released above against any and all of the Released Entities.

4.          Trade Secrets.  The Pennsylvania Trade Secrets Act and the Uniform Trade Secrets Act define trade secrets to include a broad range of information, patterns compilations, programs, devices, methods, techniques and processes.  Employee is a signatory to the Company’s Code of Ethical Business Conduct which addresses confidentiality.  Employee’s obligation to maintain the Company’s Trade Secrets as confidential remains in effect following the Employee’s termination of employment with the Company.  Notwithstanding any provisions in this Agreement or company policy applicable to the unauthorized use or disclosure of trade secrets, you are hereby notified that, pursuant to Section 7 of the Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  You also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

3

5.          Return of all Company Equipment and Property.  As part of the consideration of the promises set forth in this Agreement, Employee will return to the Company all access badges, keys, other access devices, and all other company equipment no later than the Termination Date.  Employee also agrees that he will deliver to the Company, no later than the Termination Date, all company credit cards, computer equipment, telephone equipment, memoranda, notes, records, letters, documents, lists, plans, compositions, formulations, computer data, electronically stored information, and other items made or compiled by Employee or in Employee’s possession concerning or relating to any business, product, process, operation, personnel, or business associate of the Company.  Employee acknowledges and agrees that all such materials are the sole property of the Company, and that he has no right, title, or other interest in or to such materials.

6.          Non-Disparagement.  The parties shall not make any statements, remarks, or communication, whether explicitly or anonymously, that could embarrass each other, or damage each other’s reputation.  Additionally, the Parties shall not take any other actions which could cause or contribute to either party being held in disrepute by the general public, employees, customers, suppliers, or vendors.  Nothing in this Agreement prohibits either party from cooperating with any lawful subpoena or court order.  Any breach of this non-disparagement provision will be considered a material breach of this Agreement.

7.          No Representations or Admissions.  Neither the Company nor Employee admits to any wrongdoing or liability of any sort and have made no representation as to any wrongdoing or liability of any sort, and this Agreement is executed solely to ensure an amicable conclusion to the employment relationship.

8.          No Prior Assignment.  Employee represents and warrants that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim or other matter herein released.

9.          Entire Agreement.  Employee agrees and acknowledges that, other than the terms of this Agreement, no promise or representation has been made to him to induce him to enter into this Agreement.  This Agreement constitutes the entire and exclusive agreement between the parties hereto with respect to the terms associated with the termination of Employee's employment and with respect to the rights and obligations of the parties going forward.

4

10.        Severability.  In the event that any provision of this Agreement shall be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

11.        Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.  Any action, by either party, at law or in equity to enforce this Agreement or seek a remedy for any breach will be brought in Pennsylvania Court of Common Pleas of Dauphin County or the United States District Court for the Middle District of Pennsylvania, if jurisdictional requirements are otherwise met.  The prevailing party in such action will be entitled to recover its attorneys’ fees and costs.

12.        Acknowledgment.  Employee acknowledges the following:

a.           that he is free at any time to consult with an attorney of his choosing regarding this Agreement;

b.           that this Agreement is written in a manner that he understands;

c.           that the consideration he is receiving is sufficient and includes benefits to which he is not otherwise entitled;

d.           that he has been offered twenty-one (21) days to review and consider all of the terms and provisions of this Agreement, and he has had ample opportunity to review all of the provisions of this Agreement;

e.           that he is competent to understand the content and effect of this Agreement and he has entered into this Agreement knowingly, by his free will and choice without any compulsion, duress, or undue influence from anyone; and

f.            that he has been advised that during the seven (7) day period following his execution of this Agreement, he may revoke his acceptance of this Agreement by delivering written notice of revocation to James J. Comitale, Senior Vice President, General Counsel & Corporate Secretary, Ollie’s Bargain Outlet, Inc., 6295 Allentown Blvd., Suite 1, Harrisburg, PA 17112, and that this Agreement shall not become effective or enforceable until after the revocation period has expired.

5

IN WITNESS WHEREOF, Employee has hereunto set his hand and the Company has caused this Agreement to be executed by its duly authorized representative, all as of the date(s) set forth below.  This Agreement will become binding and irrevocable on the eighth day after it is signed by Employee.

WITNESS:	Ollie’s Bargain Outlet, Inc.

Name:

Title:

Date:

WITNESS:

Christopher Zender

Date:

 6